Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) of our report dated June 26, 2025 with respect to the financial statements and schedule of the Pinnacle Financial Partners, Inc. 401(k) Plan included in the Plan’s Annual Report (Form 11-k) for the year ended December 31, 2024.

/s/ LBMC, PC

Brentwood, Tennessee
June 29, 2026